Exhibit 99.1

United Security Bancshares - Third Quarter-Earnings Per Share Up 29.2%, ROE
21.7%, ROA 2.03%

          FRESNO, Calif., Oct. 11 /PRNewswire-FirstCall/ -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares (Nasdaq: UBFO) http://www.unitedsecuritybank.com/ reported today the results of operations for the third quarter of 2006.  Basic earnings per share for the third quarter 2006 were $0.31 compared with $0.24 in 2005, a 29.2% increase. Diluted earnings per share for the third quarter 2006 were $0.30 compared with $0.24 a year ago, a 25.0% increase. Year-to-date basic earnings per share for 2006 were $0.91 compared with $0.70 in 2005, up 30.0%. Year-to-date diluted earning per share for 2006 were also $0.91 compared with $0.70 in 2005.

          Net income for the third quarter of 2006 was $3.5 million, as compared with $2.7 million in 2005, up 26.9%. Net income was $10.4 million for the nine months ended September 30, 2006, compared with $8.0 million in 2005, an increase of 30.0%.

          Woods stated, “I am very pleased with the quarter and the year-to-date earnings this year as both demonstrate our continued success to build shareholder value. We’re very excited about the proposed merger announced last week with Legacy Bank, N.A., in Campbell, CA. The merger will provide us with new opportunities in a growing and dynamic marketplace to enhance earnings and increase shareholder value.”

          Return on average equity (ROAE) for the third quarter of 2006 was 21.7% and the return on average assets (ROAA) was 2.03%. For the third quarter 2005, ROAE and ROAA were 18.9% and 1.68%, respectively. For the nine months ended September 30, 2006, ROAE and ROAA were 22.1% and 2.14%, respectively. For the same nine-month period in 2005, ROAE and ROAA were 19.1% and 1.72%, respectively. These key performance ratios demonstrate the banks’ consistent ability to build shareholder value.

          The 72nd consecutive quarterly cash dividend of $0.11 per share, up from $0.09 for a 22.2% increase from a year ago, was declared on September 26, 2006 to be paid on October 25, 2006 to shareholders of record on October 12, 2006.

          At the end of the quarter, Shareholders’ equity was $64.6 million, an increase of 12.7% from September 30, 2005. Dividends of $4.7 million were paid out of shareholders’ equity to shareholders during the past 12 months. During the last 12 months, $2,402,956 of shareholders’ equity was used to purchase and retire 111,494 shares at an average price of $23.01 per share. During the third quarter of 2006, 84,215 shares were repurchased at an average price of $22.21.

          Net interest income for the third quarter of 2006 was $8.5 million, an increase of $1.2 million or 16.4% from 2005. Third quarter net interest margin increased from 5.29% in 2005 to 5.63% in 2006. For the nine months ended September 30, the net interest margin was 5.66% and 5.23% in 2006 and 2005, respectively. The increase is primarily attributable to growth in average earning assets and rising interest rates. Average earning assets increased by $50 million over the past 12 months, averaging $602 million and $551 million in the third quarter of 2006 and 2005, respectively.

          Noninterest income of $2.3 million for the third quarter of 2006 increased $878 thousand or 60.4% from 2005, and 2006 year-to-date noninterest income of $7.1 million increased $2.6 million from the same year-to-date period in 2005. Increases in noninterest income experienced during 2006 were the result of several large nonrecurring items, discussed below, which were partially offset by modest declines in customer service fees. The decrease in customer service fees of $493 thousand and $215 thousand for the nine months and quarter ended September 30, 2006, respectively, includes decreases in ATM fees of $269 thousand for the nine months ended September 30, 2006 and $146 thousand for the third quarter of 2006.

          Third quarter operating expenses increased from $4.1 million in 2005 to $5.1 million in 2006, and increased $2.1 million or 16.3% from $12.6 million to $14.6 million for the nine months ended September 30, 2006. During 2006, increases were experienced in salaries and employee benefits associated with the normal and anticipated growth of the Company, as well as additional nonrecurring expenses associated with foreclosed property. The efficiency ratio was 46.3% for the third quarter of 2006 compared to 48.2% for the same period in 2005.

          Increases in noninterest income experienced during 2006 were largely offset by increases in noninterest expense during the same period, and increases in both areas were primarily the result of nonrecurring items. Nonrecurring items included in noninterest income during 2006 included a $1.8 million gain on the sale of an investment during the first quarter of 2006, as well as a $1 million gain from the sale of the Company’s administration building during the third quarter. Partially offsetting this, were $1.8 million in additional nonrecurring operating costs associated with the liquidation of foreclosed property during 2006, $870 thousand of which was incurred during the third quarter.

          The provision for loan losses was $639,000 for the nine months ended September 30, 2006 and $890,000 for same period in 2005. Provisions for loan losses are determined on the basis of management’s periodic credit review of the loan portfolio. Based on the condition of the loan portfolio, management believes the provisions made to the allowance for loan losses are sufficient to cover risk elements in the loan portfolio.

          Net charge-offs were $278,000 for the third quarter of 2006 and $246,000 for the same period in 2005.

          Other real estate owned totaled $1.9 million at the end of the third quarter of 2006 and $4.4 million for the same period in 2005.

          Nonperforming assets were $10.2 million or .28% of total assets on September 30, 2006 and $19.6 million or .69% of total assets on September 30, 2005.

          United Security Bancshares is a $678+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

          The forgoing may be deemed to be offering materials of United Security Bancshares and Legacy Bank, N. A. in connection with United Security Bancshares’ proposed acquisition of Legacy Bank, N. A. on the terms and subject to the conditions in the definitive agreement between United Security Bancshares and Legacy Bank, N. A.  Shareholders of Legacy Bank, N. A. and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which United Security Bancshares will file with the SEC in connection with the proposed merger, because it will contain important information about United Security Bancshares and Legacy Bank, N. A., the merger and related matters.  After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov ) and from United Security Bancshares and Legacy Bank, N. A.  In addition to the proposed registration statement and proxy statement/prospectus, United Security Bancshares files annual, quarterly and special reports, proxy statement and other information with the SEC.

          FORWARD-LOOKING STATEMENTS

          This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

          Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other- than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses,

(7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California’s budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

          For a more complete discussion of these risks and uncertainties, see the company’s Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2005, or the quarter ended June 30, 2006 and particularly the section of Management’s Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(Dollars in thousands)

	September 30, 2006	September 30, 2005

Cash & noninterest-bearing deposits in other banks	$24,960	$31,851
Interest-bearing deposits in other banks	7,832	7,598
Federal funds sold	14,460	48,360
Investment securities AFS	90,034	108,195
Loans, net of unearned fees	498,333	387,351
Less: allowance for loan losses	(8,005)	(7,623)
Loans, net	490,328	379,729
Premises and equipment, net	13,172	10,338
Intangible assets	3,148	3,686
Other assets	34,078	39,277
TOTAL ASSETS	$678,012	$629,032
Deposits:
Noninterest-bearing demand & NOW	$198,288	$192,218
Savings	34,933	38,601
Time	356,906	318,564
Total deposits	590,127	549,383
Borrowed funds	0	0
Other liabilities	7,796	6,855
Junior subordinated debentures	15,464	15,464
TOTAL LIABILITIES	$613,386	$571,702
Shareholders’ equity:
Common shares outstanding:
11,309,698 at Sep. 30, 2006 11,369,192 at Sep 30, 2005	$20,601	$22,235
Retained earnings	45,323	36,789
Other comprehensive income (loss)	(1,299)	(1,692)
Total shareholders’ equity	$64,626	$57,332
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$678,012	$629,034

United Security Bancshares
Consolidated Statements of Income

(dollars in 000’s, except per share amounts) (unaudited)	Three Months Ended September 2006	Three Months Ended September 2005	Nine Months Ended September 2006	Nine Months Ended September 2005

Interest income	$12,548	$10,032	$34,509	$28,521
Interest expense	3,999	2,685	10,049	6,945
Net interest income	8,549	7,347	24,460	21,577
Provision for loan losses	276	392	639	890
Other income	2,331	1,453	7,132	4,539
Other expenses	5,060	4,064	14,644	12,594
Income before income tax provision	5,544	4,344	16,309	12,633
Provision for income taxes	2,083	1,618	5,922	4,653
NET INCOME	$3,461	$2,727	$10,387	$7,979

United Security Bancshares
Selected Financial Data

(dollars in 000’s except per share amounts)	Three Months Ended 09/30/2006	Three Months Ended 09/30/2005	Nine Months Ended 09/30/2006	Nine Months Ended 09/30/2005

Basic Earnings Per Share	$0.31	$0.24	$0.91	$0.70
Diluted Earning Per Share	$0.30	$0.24	$0.91	$0.70
Annualized Return on:
Average Assets	2.03%	1.68%	2.14%	1.72%
Average Equity	21.69%	18.85%	22.12%	19.14%
Net Interest Margin	5.63%	5.17%	5.66%	5.26%
Net Charge-offs to Average Loans	0.06%	0.06%	0.08%	0.06%

	09/30/2006	09/30/2005

Book Value Per Share	$5.71	$5.05
Tangible Book Value Per Share	$5.44	$4.72
Efficiency Ratio	46.35%	48.22%
Non Performing Assets to Total Assets	1.50%	3.12%
Allowance for Loan Losses to Total Loans	1.61%	1.97%
Shares Outstanding
- period end	11,309,698	11,369,192
Basic Shares
- average weighted	11,337,694	11,369,192
Diluted Shares
- average weighted	11,455,145	11,455,182

SOURCE  United Security Bancshares
          -0-                                                  10/11/2006
          /CONTACT:  Dennis R. Woods, President and Chief Executive Officer of United Security Bank, +1-559-248-4928/
          /Web site:  http://www.unitedsecuritybank.com /